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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
           12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                       Commission File Number: 333-131223

                          WESTERN FOREST PRODUCTS INC.
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             (Exact name of registrant as specified in its charter)

                            435 Trunk Road, 3rd Floor
                               Duncan, BC V9L 2P9
                                     Canada
                                 (250) 748-3711
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                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                   15% Senior Secured Notes due July 28, 2009
               (Title of each class of securities covered by this
                                      form)

                                      None
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                   (Titles of all other classes of securities
                        for which a duty to file reports
                          under section 13(a) or 15(d)
                                    remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)       [ ]            Rule 12h-3(b)(1)(ii)      [ ]
        Rule 12g-4(a)(1)(ii)      [ ]            Rule 12h-3(b)(2)(i)       [ ]
        Rule 12g-4(a)(2)(i)       [ ]            Rule 12h-3(b)(2)(ii)      [ ]
        Rule 12g-4(a)(2)(ii)      [ ]            Rule 15d-6                [X]
        Rule 12h-3(b)(1)(i)       [X]


      Approximate number of holders of record as of the certification or notice date: 0.

      Pursuant to the requirements of the Securities Exchange Act of 1934, Western Forest Products Inc., has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  April 18, 2006                      By:   /s/ Saro Sarmazian
                                                 -------------------
                                                 Name:   Saro Sarmazian
                                                 Title:  Attorney of Registrant